Exhibit 10.2

SPECTRA ENERGY CORP

EXECUTIVE SAVINGS PLAN

PURPOSE

The purpose of this Plan is to provide deferred compensation for a select group of management or highly compensated employees and to provide for the payment of certain amounts deferred under the Duke Energy Corporation Executive Savings Plan I and II. This Plan is intended to be a nonqualified, unfunded plan of deferred compensation for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be so interpreted.

ARTICLE I

TITLE AND EFFECTIVE DATE

1.1 This Plan shall be known as the Spectra Energy Corp Executive Savings Plan (hereinafter referred to as “Plan”).

1.2 The Plan was first effective as of the Distribution Date (as defined below).

ARTICLE II

DEFINITIONS

2.1 “Account” shall mean the record of deferrals and contributions and adjustments thereto maintained with respect to each Participant pursuant to Article VI.

2.2 “Base Pay” shall mean, for each Participant, the base salary as defined by the Company’s normal payroll practices and procedures, paid during a Plan Year (or which would have been paid during a Plan Year but for salary reductions and elective deferrals under Code Sections 125 and 401(k) and Base Pay deferrals under this Plan). In no event shall Base Pay include any compensation, whether paid or deferred, pursuant to Incentive Plans.

2.3 “Beneficiary” means the person or persons designated by a Participant, or by another person entitled to receive benefits hereunder, to receive benefits following the death of such person.

2.4 “Board” shall mean the Board of Directors of Spectra Energy Corp.

2.5 “Change in Control” shall be deemed to have occurred upon:

(i) an acquisition subsequent to the Distribution Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of

30% or more of either (A) the then outstanding shares of common stock of Spectra Energy Corp (B) the combined voting power of the then outstanding voting securities of Spectra Energy Corp entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from Spectra Energy Corp, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Spectra Energy Corp, (2) any acquisition by Spectra Energy Corp and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Spectra Energy Corp or its affiliated companies;

(ii) during any period of two (2) consecutive years (not including any period prior to the Distribution Date), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Spectra Energy Corp’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(iii) the consummation, after the Distribution Date, of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the shareholders of Spectra Energy Corp, whether or not Spectra Energy Corp is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of Spectra Energy Corp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Spectra Energy Corp (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization;

(iv) the consummation, after the Distribution Date, of (A) the sale or other disposition of all or substantially all of the assets of Spectra Energy Corp or (B) a complete liquidation or dissolution of Spectra Energy Corp, which has been approved by the shareholders of Spectra Energy Corp; or

(v) adoption by the Board, after the Distribution Date, of a resolution to the effect that any Person has acquired effective control of the business and affairs of Spectra Energy Corp;

provided that in no event shall a Change in Control be deemed to have occurred by reason of any of the events resulting from the separation transaction pursuant to which Spectra Energy Corp becomes a separate publicly-held corporation for the first time.

2.6 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” shall mean the Compensation Committee of the Board or its delegate.

2.8 “Company” shall mean Spectra Energy Corp and its affiliated companies.

2.9 “Company-matching Subaccount” shall mean the subaccount established and maintained pursuant to Section 6.3.

2.10 “Distribution Date” has the meaning given such term in the Separation and Distribution Agreement by and between Duke Energy Corporation and Spectra Energy Corp.

2.11 “Duke” means Duke Energy Corporation.

2.12 “Duke Energy Common Stock Fund” shall mean the Duke Energy Corporation Retirement Savings Plan investment option that invests primarily in Duke Energy Corporation common stock.

2.13 “Duke Plan” means, collectively, the Duke Energy Corporation Executive Savings Plan I and II.

2.14 “Election Date” with respect to a Plan Year shall mean the last day of the preceding Plan Year. The Election Date for the Plan Year in which a Participant initially becomes eligible under the Plan under Section 3.1 shall be a date no later than 30 days after such individual is designated as eligible to participate in the Plan.

2.15 “Employee” shall mean a person employed by the Company.

2.16 “General Account” shall mean that portion of a Participant’s Account that is not in a Subaccount.

2.17 “Incentive Plans” shall mean the executive incentive compensation or bonus plans sponsored by the Company which are designated as “Incentive Plans” by the Committee from time to time.

2.18 “KEDCP” shall mean the Panhandle Eastern Corporation Key Executive Deferred Compensation Plan, as amended and restated effective January 1, 1996.

2.19 “Participant” shall mean any Employee for whom an Account is maintained under the Plan. However for the purposes of Article IV, the term Participant shall mean only those Participants who remain eligible to participate in the Plan.

2.20 “Plan” shall mean the Spectra Energy Corp Executive Savings Plan.

2.21 “Plan Year” shall mean the calendar year.

2.22 “RSP” shall mean the Spectra Energy Corp Retirement Savings Plan.

2.23 “RSP Investment Options” shall mean the various investment funds in which participants in the RSP can elect to have their RSP account balances invested.

2.24 “Spectra Energy Common Stock - Stock Deferrals Subaccount” shall mean the subaccount established and maintained pursuant to Section 6.4.

2.25 “Spectra Energy Common Stock Fund” shall mean the RSP Investment Option that invests primarily in Spectra Energy Corp common stock.

2.26 “Subaccounts” shall mean the CDP Subaccounts established under Section 6.5(a), the Company-matching Subaccount, the KEDCP Subaccounts established under Section 6.5(b) and the Spectra Energy Common Stock - Stock Deferrals Subaccount established under Section 6.4.

2.27 “Termination of Employment” shall mean the date of a Participant’s severance from employment with the Company by reason of death, retirement, resignation, or discharge as determined by the Committee in its sole discretion.

2.28 “Valuation Date” shall mean, with respect to a Participant, the last business day of the month during which such Participant’s Termination of Employment occurs.

Capitalized terms that are not defined in Article II shall have the meaning set forth in the Company’s 2007 Long-Term Incentive Plan.

ARTICLE III

ELIGIBILITY

3.1 Any Employee designated by the Committee shall be eligible to participate in the Plan on the date designated by the Committee and shall remain so eligible, while continuing to be an Employee, until designated ineligible to participate by the Committee. Only Employees who are members of a “select group of management or highly compensated employees” under ERISA may participate in the Plan.

3.2 Notwithstanding anything contained in Section 3.1 to the contrary, any active Employee who made a timely deferral election under the Duke Plan prior to the Distribution Date will be eligible to participate in the Plan on and after the Distribution Date. Moreover, any individual with respect to whom “Assumed Amounts” (as defined in Section 5.1) are credited hereunder shall automatically participate, and be a “Participant,” in the Plan with respect to such Assumed Amounts as of the Distribution Date.

ARTICLE IV

PARTICIPANT DEFERRALS/COMPANY CREDITS

4.1 Base Pay Deferrals. Each eligible Participant may irrevocably elect to defer in accordance with the terms of this Plan, a percentage up to 25% (such percentage to be a multiple of 1%) of such Participant’s Base Pay for the Plan Year. If the Participant has been specifically authorized by the Committee, 25% in the prior sentence shall be replaced with 50%. Such election must be made by the Participant before the beginning of such Plan Year or within 30 days of a Participant initially becoming eligible to participate in the Plan under Section 3.1. Base Pay deferred pursuant to this Section shall be credited to the Participant’s Account on a monthly basis.

4.2 Incentive Plan Deferrals. Each eligible Participant may irrevocably elect to defer in accordance with the terms of this Plan, a percentage up to 50% (such percentage to be a multiple of 1%) of the amount payable with respect to a Plan Year to such Participant as an award under any Incentive Plans. If the Participant has been specifically authorized by the Committee, 50% in the prior sentence shall be replaced with 90%. Such election must be made by the Participant not later than the applicable Election Date and shall apply to any Incentive Plan payments with respect to an Incentive Plan performance period ending with or within the Plan Year. Such amounts will be credited to the Participant’s Account as of the dates that award amounts under the Incentive Plans become payable.

4.3 Deferrals of Stock Awards. Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, the entire amount of any nonvested Award granted under a long-term incentive plan maintained by the Company (including the Company’s 2007 Long-Term Incentive Plan), subject to the following conditions:

(1)	Except as otherwise provided in this Section, the deferral election shall be made by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the calendar year next preceding the calendar year for which such Award is granted, or at such later time as is permitted by the Company, consistent with Section 409A of the Code, during the calendar year in which a Participant initially becomes eligible for the Plan.

(2)	Except as otherwise provided in Section 4.3(2), with respect to an Award that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least thirteen (13) months from the date that the service provider obtains a “legally binding right” to such Award (within the meaning of Section 409A of the Code), the deferral election shall be made by, and shall become irrevocable as of, the thirtieth (30th) day following the date that the Participant obtains the legally binding right to such Award.

(3)	With respect to an Award that constitutes “performance-based compensation” (within the meaning of Section 409A of the Code), the deferral election shall be made by, and shall become irrevocable as of, the date that is 6 months before the end of the applicable performance period (or such earlier date as specified by the Committee), provided that in no event may such deferral election be made after such Award has become both substantially certain to be paid and readily ascertainable (within the meaning of Section 409A of the Code).

(4)	Upon the date that an Award that the Participant has elected to defer would otherwise have been payable, the number of shares of stock or the cash payment that would have become so payable but for the deferral election shall be converted into an equal number of units in the Spectra Energy Common Stock - Stock Deferrals Subaccount.

(5)	Dividend Equivalents on any Award that a Participant defers under this Section shall also be deferred and credited to the Participant’s Spectra Energy Common Stock - Stock Deferrals Subaccount commencing on the payment date of the first cash dividend of Spectra Energy Common Stock that is declared after the date on which the deferred Award vests.

(6)	No deferral of a stock option or restricted stock award shall be permissible.

4.4 Dividend Equivalents Deferrals. Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, 100% of the amounts that would otherwise become payable as Dividend Equivalents, with respect to (i) an Award that is designated in the Award Agreement as a “Chairman’s Award,” or (ii) an Award with respect to which the Award Agreement specifically provides for the deferral of Dividend Equivalents. Such election must be made by the Participant at the time the Participant elects to defer receipt of the related Award pursuant to the terms of Section 4.3. Dividend Equivalents that have been deferred pursuant to the first sentence of this Section and credited to the Participant’s Account shall be credited to the Participant’s Spectra Energy Common Stock - Stock Deferrals Subaccount as of the dates such amounts would otherwise become payable pursuant to such award.

4.5 Retirement Savings Plan - Excess Matching Contribution. The Company maintains the RSP, pursuant to which Employees are permitted to make before tax contributions with respect to which the Company makes certain matching contributions, based on the Employee’s deferral election. It is the Company’s intention to provide matching contribution credits under this Plan where matching contributions cannot be provided under the RSP due to: (i) the application of Section 401(a)(17) of the Code, (ii) the application of Section 402(g) of the Code or (iii) the application of Section 415 of the Code. Accordingly, as of the last day of each Plan Year, the Participant’s Account shall receive a matching contribution credit equal to the amount, if any, by which the lesser of the amounts in subparagraph (a) or (b) below, exceeds the amount in subparagraph (c) below:

(a)	The maximum matching contribution the Participant was eligible to receive for the Plan Year under the RSP based upon the Participant’s Eligible Earnings as defined in the RSP for the Plan Year, but determined without regard to the limitations of Code § 401(a)(17) and any Base Pay Deferrals and Incentive Plan Deferrals pursuant to Sections 4.1 and 4.2.

(b)	The Participant’s Before Tax Elective Deferrals under the RSP for the Plan Year, plus the Participant’s Base Pay Deferrals and Incentive Plan Deferrals credited to the Participant’s Account, during the Plan Year pursuant to Sections 4.1 and 4.2.

(c)	The Matching Contribution credited to the Participant’s account under the RSP for the Plan Year.

The Company may, from time to time, in its sole discretion, direct that a special credit in such amount as the Company shall determine be made to a specified Participant’s Account in order to (i) mitigate an unintended shortfall in matching contribution credit, or (ii) to implement provisions of an employment agreement. A special credit may be awarded subject to such vesting requirement as the Company shall determine (provided that upon a Change in Control, any special credit shall become vested if the affected Participant has not previously incurred a Termination of Employment) and, notwithstanding any provision of this Plan to the contrary, to the extent any such special credit has not become vested, it shall not be paid under the Plan.

4.6 Elections. An election to make Base Pay Deferrals or Incentive Plan Deferrals pursuant to Sections 4.1 and 4.2 will remain in effect until revoked, except that no revocation will be effective unless it is made, in the case of Base Pay Deferrals prior to the beginning of the Plan year to which it relates, or in the case of Incentive Plan Deferrals, prior to the applicable Election Date. An election to make Dividend Equivalent Deferrals pursuant to Section 4.4 cannot be revoked.

ARTICLE V

ASSUMED AMOUNTS AND FORMER PLANS

5.1 The Company has assumed the deferred compensation obligations under the Duke Plan with respect to certain Participants who previously were employees of Duke and its affiliates (“Assumed Amounts”). The Assumed Amounts credited to Accounts hereunder shall remain subject to the same vesting schedule and elections (including deferral and distribution elections) and beneficiary designations that were controlling under the Duke Plan immediately prior to the Distribution Date until a new election is made in accordance with the terms of this Plan that by its terms supersedes the prior election. For purposes of this Plan, the term Assumed Amounts shall include any amounts of “Base Pay” or “Incentive Plan” awards (in each case, as defined under the Duke Plan and earned but not yet paid as of the Distribution Date) and equity awards granted under the Duke Energy Corporation 1998 Long-Term Incentive Plan, that were properly deferred by a Participant under the Duke Plan but that had not yet been credited to his or her account under the Duke Plan as of the Distribution Date.

5.2 Notwithstanding anything contained herein to the contrary, any Assumed Amounts attributable an individual’s participation in the KEDCP that were maintained under the Duke Plan in accordance with the terms and conditions of the KEDCP shall continue to be maintained under this Plan in accordance with the terms and conditions of the KEDCP as in effect December 31, 1998.

ARTICLE VI

ACCOUNTS

6.1 Maintenance of Participant Accounts. An Account shall be established and maintained with respect to each Participant. Each Account shall reflect the amounts credited thereto pursuant to Article IV and V, plus or minus adjustments, made in accordance with the provisions of this Article VI.

6.2 Phantom Investment Options Generally. Pursuant to the terms of the RSP, participants in the RSP direct the investment of their account balances thereunder into one or more of the RSP Investment Options available to them pursuant to the RSP. In accordance with such rules as the Committee shall approve, a phantom investment option shall be available hereunder that corresponds with each RSP Investment Option. Each Participant hereunder shall specify, in accordance with this Section 6.2 and rules established by the Committee, the “investment” of his or her Account (excluding amounts currently credited as Company-matching contributions and excluding amounts remaining in the Subaccounts maintained pursuant to Sections 6.5(a) and (b)) in one or more phantom investment options hereunder. The Participant’s Account shall thereafter be automatically adjusted monthly (or on such more frequent basis as the Committee shall approve), upward or downward, in proportion to the total percentage return experienced for the respective period on amounts invested in the corresponding RSP Investment Option(s). Accounts under the Plan will be bookkeeping accounts reflecting units of phantom investment options hereunder which mirror the performance that would have resulted from an actual investment in the corresponding RSP Investment Option(s). No actual monies will be invested hereunder in any phantom investment option or in any RSP Investment Option.

6.3 Company-matching Contributions Subaccount. Amounts contributed to a Participant’s Account as a Company-matching contribution, pursuant to Section 4.5, shall be held in a subaccount within such Participant’s Account (the “Company-matching Subaccount”). The amounts in the Company-matching Subaccount shall be credited and maintained as units in the phantom investment option hereunder that corresponds to the Spectra Energy Common Stock Fund. At any time after the date on which Company-matching contributions were credited to the Participant’s Account hereunder such amounts may, at the election of the Participant, be transferred into units of other phantom investment options available under Section 6.2 from time to time.

6.4 Subaccount for Deferrals of Stock Awards. Amounts credited to a Participant’s Account pursuant to Section 4.3 shall be held in a subaccount within such Participant’s Account (the “Spectra Energy Common Stock - Stock Deferrals Subaccount”). The amounts in the Spectra Energy Common Stock - Stock Deferrals Subaccount shall be credited and maintained as units of a phantom investment that mirrors the performance of Spectra Energy Corp common stock (with cash dividends reinvested).

6.5 Assumed Amounts. Except as provided below, upon the Distribution Date, the Assumed Amounts shall be subject to the same investment elections, and deemed invested in the same investment options, that were controlling under the Duke Plan immediately prior to the Distribution Date until a new election is made in accordance with the terms of this Plan that by its terms supersedes the prior election; provided, however, that unless otherwise provided below, an investment election relating to the Duke Energy Common Stock Fund shall be deemed to apply to the Spectra Energy Common Stock Fund. Notwithstanding the preceding sentence, the following additional provisions shall apply to the deemed investment of the Assumed Amounts:

(a)	CDP Subaccounts. Any Assumed Amounts of a Participant that, immediately prior to the Distribution Date, were maintained in the Participant’s CDP Subaccount under the Duke Plan, will continue to be maintained in the Participant’s CDP Subaccount under this Plan and will be credited with interest at the fixed rate(s) applicable to such subaccount under the Duke Plan immediately prior to the Distribution Date. At any time a Participant may elect to transfer any amount from such CDP Subaccount and into the Participant’s General Account, but no amount so removed from the CDP Subaccount may be transferred back to such CDP Subaccount.

(b)	KEDCP Subaccounts. Any Assumed Amounts of a Participant that, immediately prior to the Distribution Date, were maintained in the Participant’s KEDCP Subaccounts under the Duke Plan, will continue to be maintained in the KEDCP Subaccounts under this Plan and will be credited with interest at the fixed rate(s) applicable to such subaccount under the Duke Plan immediately prior to the Distribution Date. At any time a Participant may elect to transfer any amount from such KEDCP Subaccount and into the Participant’s General Account, but no amount so removed from the KEDCP Subaccount may be transferred back to such KEDCP Subaccount.

(c)	Former Duke-matching Subaccount. Any Assumed Amounts of a Participant that, immediately prior to the Distribution Date, were maintained in the Participant’s company-matching subaccount under the Duke Plan, initially will be credited to the Duke Energy Common Stock Fund under this Plan as of the Distribution Date, and thereafter the Plan will not maintain a former Duke-matching subaccount.

(d)	Previously-Deferred and Settled Duke Stock Awards. Any Assumed Amounts of a Participant that, immediately prior to the Distribution Date, were maintained in the Participant’s Duke Energy Common Stock - Stock Deferrals Subaccount under the Duke Plan, initially will be credited to the Duke Energy Common Stock Fund under this Plan as of the Distribution Date, and thereafter the Plan will not maintain a former Duke Energy Common Stock - Stock Deferrals Subaccount.

(e)	Duke Energy Common Stock Fund. Any Assumed Amounts of a Participant that, immediately prior to the Distribution Date, were deemed invested in the Duke Energy Common Stock Fund under the Duke Plan, initially will be credited to the Duke Energy Common Stock Fund under this Plan as of the Distribution Date.

(f)

Previously-Deferred, But Not Settled, Duke Stock Awards. Any phantom stock award or performance share award (and related dividend equivalents) granted under the Duke Energy Corporation 1998 Long-Term Incentive Plan that were previously deferred, but had not been credited to a deferral account as of the Distribution Date, shall be allocated between the following deemed investment options: (x) each unit attributable to Spectra Energy Corp common stock shall automatically be credited as a unit of a phantom investment under the Spectra Energy Common Stock - Stock Deferrals Subaccount, and (y) each unit attributable to Duke common stock shall automatically be credited as a unit of a phantom investment under the Duke Energy Common Stock Fund.

6.6 Adjustments Duke Energy Common Stock Fund. Immediately after all amounts are credited to the Duke Energy Common Stock Fund as provided in Section 6.5(c), (d) and (e), each phantom unit of Duke common stock credited to the Duke Energy Common Stock Fund on behalf of a Participant on the Distribution Date shall be converted, as of the Distribution Date, into phantom units of Spectra Energy Corp common stock and phantom units of Duke common stock and reallocated as follows:

(a)	The number of phantom units of Spectra Energy Corp common stock shall be equal to the number of shares of Spectra Energy Corp common stock to which the Participant would have been entitled on the Distribution had the phantom units of Duke common stock represented actual shares of Duke as of the Record Date, the resulting number of phantom units of Spectra Energy Corp common stock being rounded down to the nearest whole unit.

(b)	The resulting number of phantom units of Spectra Energy Corp common stock shall automatically be transferred from the Duke Energy Common Stock Fund and credited to the Spectra Energy Common Stock Fund, effective as of the Distribution Date.

(c)	Capitalized terms used in this Section 6.6 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp.

6.7 Transfer Elections.

(a)	A Participant may elect to transfer amounts out of Subaccounts (pursuant to Sections 6.3, 6.5(a), 6.5(b)) of the Participant’s Account or of any other portion of the Participant’s Account to other phantom investment options hereunder or to make changes to his or her designation of phantom investment options hereunder pursuant to Section 6.2, on a monthly basis (or on such more frequent basis as the Committee shall approve). Each such election to transfer or change shall be effective in accordance with procedures established by the Committee from time to time. Participants or Beneficiaries who are receiving installment payments may elect to transfer monies between phantom investment options hereunder on a monthly basis (or on such more frequent basis as the Committee shall approve). All transfers must be in increments of 1%. No transfers may be made into or out of the Spectra Energy Common Stock - Stock Deferrals Subaccount.

(b)	A Participant may elect, pursuant to rules and procedures prescribed by the Company, to reallocate Assumed Amounts deemed invested in the Duke Energy Common Stock Fund into any other open investment option. Except as otherwise provided in Section 6.5, the Duke Energy Common Stock Fund shall be closed to additional deferrals and to transfers from any other investment option.

6.7 If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Duke or Spectra Energy Corp, or any similar corporate transaction or event in respect of such shares, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in number and kind of shares deemed held under the Plan. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding shares under the Plan such alternative consideration as it, in good faith, may determine to be equitable under the circumstances.

ARTICLE VII

BENEFITS

7.1 Termination of Employment. Upon the Participant’s Termination of Employment, for any reason, the amount in the Participant’s Account will be paid to the Participant (or to the Beneficiary designated pursuant to Section 8.1) in accordance with the terms of the payment option elected by the Participant under Section 5.1 or Section 7.2, except as otherwise provided in Section 7.5. However, if a Participant (i) has a Termination of Employment for any reason, except death, layoff or disability, prior to becoming eligible for early or normal retirement under the Duke Energy Retirement Cash Balance Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter, and (ii) has elected term payments of 10 years or 15 years, then the portion of that Participant’s Account that is governed by Sub-Plan I (as defined in Section 14.5 hereof) shall be paid instead for a 3-year term in accordance with Section 7.3(b).

7.2 Election of Payment Option. Each Participant shall, before becoming a Participant, elect from among the payment options specified in Section 7.3, the manner in which such Participant’s Account will be paid following Termination of Employment. A Participant may change his or her form of benefit payment option by completing a new election form and delivering it to the Committee. A Participant’s election to change the form of benefit payment shall become effective one year from the date on which the election form was submitted to the Committee, but only if the Participant has remained an Employee throughout such one year period.

Each Participant with Assumed Amounts attributable to his or her participation in the KEDCP who either (i) failed to make an election under the Duke Plan upon commencement of participation in such plan, or (ii) who had a Termination of Employment with Duke prior to January 1, 2000, shall be subject to the following rules:

(a)	No distribution shall be made prior to the Termination of Employment of the Participant.

(b)	If the Participant elected to receive all distributions under the KEDCP in a single lump sum, distribution shall be made to the Participant in a single lump sum.

(c)	If the Participant elected to receive a distribution under the KEDCP in installments (including an annuity) or in a combination of installments and a lump sum payment, the Participants’ Account that is governed by Sub-Plan I (as defined in Section 14.5 hereof) shall be paid in term payment of 10 years unless Termination of Employment occurs prior to becoming eligible for early or normal retirement under the Duke Energy Retirement Cash Balance Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter, in which case distribution shall be made in term payments of 3 years in accordance with Section 7.3(b).

7.3 Payment Options. Subject to the foregoing, the payment options are:

(a)	Lump Sum. Payment of the full amount of the Participant’s Account on the last business day of the month following the month in which Termination of Employment occurs.

(b)	Term Payments. Payments on a monthly basis over a term of years, which shall be either 3 years, 10 years, or 15 years, as follows: The Company will determine the amount of the Participant’s Account on the Valuation Date, and as of the last business day of each month thereafter. The Participant will receive on the last business day of each month during the term, beginning with the last day of the month following the Valuation Date, an amount determined pursuant to the following formula:

amount =	V N

where

N	represents the number of months remaining in the term (including the month for which the payment is being calculated) and

V	represents the amount of the Participant’s Account as of the last day of the preceding month.

Any remaining balance in the Participant’s Account shall be paid to the Participant on the last day of the last month of the term. Distributions from the Participant’s Spectra Energy Common Stock - Stock Deferrals Subaccount shall be on an annual, rather than a monthly basis, and the formula set forth above in this Section 7.3(b) shall be reformed accordingly. Term payments from the Spectra Energy Common Stock - Stock Deferrals Subaccount shall be made on the last business day of the month immediately following each anniversary of the Valuation Date.

7.4 Payments After Death. If a Participant (or a Beneficiary previously designated by a deceased Participant) dies before receiving all amounts payable hereunder, then the remaining amounts payable will be paid to the specified Beneficiary of such deceased person in accordance with the payment option in effect, but subject to Section 7.5; provided, however, that (i) if such deceased person has failed to specify a surviving Beneficiary then the person’s estate will be considered to be the Beneficiary, and (ii) if a person receiving payments over a term of years dies and an estate is such person’s Beneficiary, then such term payments will cease and the remaining amount credited to the Account will be paid to such estate in lump sum.

7.5 Small Payments. If a Participant’s Account balance at Termination of Employment is less than $25,000, the Participant’s Account shall automatically be paid in a lump sum as soon as practicable following Termination of Employment.

7.6 Form of Payment. All amounts due under the Plan shall be paid in cash, except that units in the Spectra Energy Common Stock - Stock Deferrals Subaccount shall be converted to whole shares of Spectra Energy Corp common stock and cash for any fractional share. To the extent that the delivery of any shares of Spectra Energy Corp common stock to a Participant under this Plan otherwise would cause all or any portion of the Plan to be considered an “equity compensation plan” as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule (“Listed Company Manual”), then such shares shall be paid from, and shall count against the share reserve of, a Company-sponsored “equity compensation plan” designated by the Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.

7.7 Acceleration of Payment in the Event of Hardship. Upon written request by a Participant, the Committee may distribute to a Participant who is receiving installment payments, prior to the payment of all installments due to the Participant, such amount of the Participant’s Account which the Committee determines is necessary to alleviate a financial hardship suffered by the Participant. For this purpose, “financial hardship” shall mean a severe financial hardship as determined under federal income tax law, regulations and rulings which are applicable to non-qualified deferred compensation plans.

7.8 In-Service Distribution Coupled with Ten Percent Forfeiture. Notwithstanding any other provision of this Article VII, a distribution shall be made to any Participant who, prior to termination of employment, files a written request for an immediate lump sum distribution in an amount not less than $25,000 (the entire account balance in the case of Accounts that are valued at less than $25,000), and who simultaneously agrees in writing to a permanent forfeiture equal to 10% of the amount requested as a distribution. Such distribution, less the 10% forfeiture, shall be made within 30 days following receipt by the Company of the signed request for distribution and forfeiture agreement. Distributions under this Section shall be removed from a Participant’s Accounts on a prorated basis.

ARTICLE VIII

BENEFICIARY

8.1 Designation of Beneficiary. A Participant shall designate a Beneficiary to receive benefits under the Plan by submitting to the Committee a Designation of Beneficiary in the form required by the Committee. If more than one Beneficiary is named, the share and precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a Change of Beneficiary in the form provided, but no change of Beneficiary shall be effective until acknowledged in writing by the Company.

8.2 Designation by Beneficiary. A Beneficiary who has become entitled to receive benefits shall designate a Beneficiary.

8.3 Discharge of Obligations. Any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment. If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated.

8.4 Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Committee, is incapable of making proper disposition thereof, such payment shall be made to the legal guardian of the property of such minor or such person. The Company shall make such payments as directed by the Committee without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his Beneficiaries.

ARTICLE IX

NATURE OF COMPANY’S OBLIGATION

9.1 Unsecured Promise. The Company’s obligation to the Participant under this Plan shall be an unfunded and unsecured promise to pay. The rights of a Participant or Beneficiary under this Plan shall be solely those of an unsecured general creditor of the Company. The Company shall not be obligated under any circumstances to set aside or hold assets to fund its financial obligations under this Plan.

9.2 No Right to Specific Assets. Notwithstanding the foregoing, the Company may, in its sole discretion establish such accounts, trusts, insurance policies or arrangements, or any other mechanisms it deems necessary or appropriate to account for or fund its obligations under the Plan. Any assets which the Company may set aside, acquire or hold to help cover its financial liabilities under this Plan are and remain general assets of the Company subject to the claims of its creditors. The Company does not give, and the Plan does not give, any beneficial ownership interest in any assets of the Company to a Participant or Beneficiary. All rights of ownership in any assets are and remain in the Company. Any general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Participant or any Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company. Any asset shall remain a general, unpledged, and unrestricted asset of the Company.

9.3 Plan Provisions. The Company’s liability for payment of benefits shall be determined only under the provisions of this Plan, as it may be amended from time to time.

ARTICLE X

TERMINATION, AMENDMENT, MODIFICATION OR

SUPPLEMENTATION OF PLAN

10.1 Right to Terminate and Amend. The Committee retains the sole and unilateral right to terminate, amend, modify or supplement this Plan, in whole or in part, at any time. The Committee may delegate the right to amend the Plan, subject to any limitations it may impose, to an officer of the Company. No such action shall adversely affect a Participant’s right to receive amounts then credited to a Participant’s Account with respect to events occurring prior to the date of such amendment.

In the event of a Change in Control, the Plan shall become irrevocable and may not be amended or terminated without the written consent of each Plan Participant who may be affected in any way by such amendment or termination, either at the time of such action or at any time thereafter. This restriction in the event of a Change in Control shall be determined by reference to the date any amendment or resolution terminating the Plan is actually signed by an authorized party rather than the date such action purports to be effective.

ARTICLE XI

RESTRICTIONS ON ALIENATION OF BENEFITS

11.1 No Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge these benefits shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to the benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then the right or benefit, in the discretion of the Committee, shall cease. In these circumstances, the Committee may hold or apply the benefit payment or payments, or any part of it, for the benefit of the Participant or his Beneficiary, the Participant’s spouse, children, or other dependents, or any of them, in any manner and in any portion that the Committee may deem proper.

ARTICLE XII

ADMINISTRATION

12.1 The Company intends for the Plan to be “top-hat” plan for a select group of management or highly compensated employees which is exempt from substantially all of the requirements of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Company is the Plan sponsor under Section 3(16)(B) of ERISA.

12.2 The Committee is the named fiduciary of the Plan and as such shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in this Plan document. The named fiduciary may designate persons other than the named fiduciary to carry out fiduciary responsibilities under the Plan. Any such allocation or designation must be in writing and must be accepted in writing by any such other person.

12.3 The Committee is the administrator of the Plan within the meaning of Section 3(16)(A) of ERISA. As administrator, the Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan. The Committee has the discretion as a Plan fiduciary (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing. A decision of the Committee with respect to any matter pertaining to the Plan including without limitation the Employees determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons.

ARTICLE XIII

CLAIMS PROCEDURE

13.1 Claim. If a Participant has any grievance, complaint, or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits and complaints concerning the performance or administration of the phantom investment funds (collectively referred to herein as “claim” or “claims”), the Participant shall submit the claim to the Committee, which shall have the initial responsibility for deciding the claim.

13.2 Written Claim. A claim for benefits will be considered as having been made when submitted in writing by the claimant to the Committee. No particular form is required for the claim, but the claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled. The claim may be delivered personally during normal business hours or mailed to the Committee. All such claims shall be submitted in writing and shall set forth the relief requested and the reasons the relief should be granted. All such claims must be submitted with the “applicable limitations period.” The “applicable limitations period” shall be two years beginning on: (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of an installment payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained or grieved of occurred.

13.3 Committee Determination. The Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

13.4 Notice of Determination. The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(1)	The specific reason(s) for the denial.

(2)	Specific reference to pertinent Plan provisions on which the denial is based.

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(4)	Appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit his claim for review.

13.5 Appeal. If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed. The Committee shall conduct a full and fair review of each appealed claim and its denial. Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Committee.

13.6 Request for Review. The request for review of a denied claim must be made in writing in connection with making such request, the claimant or his authorized representative may:

(1)	Review pertinent documents.

(2)	Submit issues and comments in writing.

13.7 Determination of Appeal. The decision of the Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review. However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review. However, if the Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan’s receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting. In such case, a decision may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan’s receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension. The decision on review shall be in writing and shall be furnished to the claimant or to his authorized representative within the appropriate time for the decision. If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.

13.8 Hearing. The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

13.9 Decision. The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

13.10 Exhaustion of Appeals. A Participant must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan. No action at law or in equity to recover under this Plan shall be commenced later than one year from the date of the decision on review (or deemed denial if no decision is issued).

13.11 Committee’s Authority. The Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, (2) to determine the eligibility of Employees to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (3) to make factual determinations in connection with any of the foregoing.

ARTICLE XIV

GENERAL PROVISIONS

14.1 No Right to Employment. Nothing in this Plan shall be deemed to give any person the right to remain in the employ of the Company, its subsidiaries or affiliates or affect the right of the Company to terminate any Participant’s employment with or without cause.

14.2 Withholding. Any amount required to be withheld under applicable Federal, state and local tax laws (including any amounts required to be withheld under Section 3121(v) of the Code) will be withheld in such manner as the Committee will determine and any payment under the Plan will be reduced by the amount so withheld, as well as by any other lawful withholding.

14.3 Section 16. Notwithstanding anything in this Plan to the contrary, any Participant who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) shall not liquidate, transfer or dispose of any investment of such Participant’s Account under Article VI in units of the phantom investment fund that corresponds to (i) the RSP’s Spectra Energy Corp Common Stock Fund, or (ii) the Spectra Energy Common Stock - Stock Deferrals Subaccount during the six-month period following the investment of such Participant’s Account in such units, nor shall any such Participant elect to make a Discretionary Transaction (as such term is defined in Rule 16b-3(b)(1) under the Exchange Act) within six months of the election of a nonexempt “opposite way” (as such term is used for purposes of Section 16(b) of the Exchange Act) Discretionary Transaction under any plan of the Company in which the Participant participates. Any provision hereof related to a credit, grant or award of such units under this Plan to a Participant who is subject to the reporting requirements of Section 16(a) under the Exchange Act shall be interpreted, in the event of any ambiguity, such that the transaction or transactions relating thereto shall qualify for exemption from liability under Section 16(b) of such Act.

14.4 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Texas to the extent that such laws are not preempted by Federal law.

14.5 Compliance With Section 409A. The Plan is divided into two separate deferred compensation sub-plans, one of which shall be named “Sub-Plan I” and the other shall be named “Sub-Plan II”. Sub-Plan I shall include only “amounts deferred” before January 1, 2005 (within the meaning of Section 409A of the Code) under the Duke Plan, and earnings thereon, and such deferred compensation shall be subject to the applicable provisions of the Duke Plan as in effect on October 3, 2004, as modified herein, and as Sub-Plan I is subsequently amended or otherwise changed, except as would result in such deferred compensation becoming subject to Code Section 409A. The adoption of the Plan is not intended to be a “material modification” (within the meaning of Section 409A of the Code) with respect to amounts governed by Sub-Plan I, and any provision of the Plan that is considered to be a material modification with respect to such deferred compensation shall have no force and effect unless and until amended to prevent such provision from being considered a material modification (which amendment may be retroactive). Sub-Plan II shall include only “amounts deferred” after December 31, 2004, and earnings thereon, and such deferred compensation shall be subject to the provisions of the Plan as in effect on the Distribution Date, as subsequently amended or otherwise changed. The Company intends Sub-Plan II to comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants or Beneficiaries. Sub-Plan II shall be construed, administered, and governed in a manner that effects such intent, and no action shall be taken that would be inconsistent with such intent. Any provisions that would cause any amount deferred or payable under Sub-Plan II to be includible in the gross income of any Participant or Beneficiary under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code). Any reference in this Plan to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

IN WITNESS WHEREOF, this Plan is executed on behalf of the Company this 18th day of December, 2006.

SPECTRA ENERGY CORP

By:	/s/ James M. Pruett
James M. Pruett
Its:	Group Vice President, Human Resources